Exhibit 15
October 14, 2015
To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 333-206258 and Form S-8 No.’s 333-142424, 333-149308, 333-154818 and 333-151060) of Delta Air Lines, Inc. for the registration of shares of its common stock of our report dated October 14, 2015 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2015.
/s/ Ernst & Young LLP